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PRESS RELEASE                                                       EXHIBIT 99.1

   WSI INDUSTRIES REPORTS INCREASED EARNINGS & NEW REGULAR QUARTERLY DIVIDEND

JUNE 26, 2003--MINNEAPOLIS, MN--WSI Industries, Inc. (Nasdaq: WSCI) today reported net sales of $3,052,000 for the third quarter of fiscal 2003 ended May 25, 2003, up 42% from $2,145,000 in the year-earlier quarter. The Company posted net income of $146,000 or $.06 per share, compared to a net loss of $135,000 or $.05 per share in the third quarter of fiscal 2002.

For the first nine months of fiscal 2003, net sales totaled $7,845,000, compared to $10,609,000 a year ago. The absence of sales from the Bowman Tool and Machining, Inc. subsidiary, which was sold at the end of the F2002 second quarter, was the reason for the lower year-to-date sales. On a continuing operation basis, sales from the Company's remaining Taurus Numeric Tool operation increased 28% over the prior year's first nine months.

The fiscal 2003 year-to-date net earnings came to $253,000 or $.10 per share compared to a net loss of $3,130,000 or $1.27 per share in the first nine months of fiscal 2002 which included a loss of $2,506,000 on the sale of the Bowman subsidiary.

Michael J. Pudil, president and chief executive officer, commented: "We are very pleased with our significant growth in revenue and profits during this period. Along with a 42% increase in sales over the year earlier quarter, we have generated a profit for a fourth consecutive quarter." Pudil went on to say: "We are seeing the positive results from the strategic initiatives we put into place in 2002 to turn WSI into a growing and profitable contract manufacturer. With our improved financial position and more efficient operations, we should continue to experience positive earnings and cash flow for the foreseeable future."

The Company also announced today that its Board of Directors has voted to change the Company's dividend policy to pay a regular quarterly dividend of 3.75 cents per share. The first dividend will be payable August 8, 2003 to holders of record on July 25, 2003.

Pudil said: "We are pleased to announce a regular dividend program for the first time in many years for WSI shareholders. We believe that a consistent dividend program is a further sign of WSI's financial strength and improved business outlook. It is our objective to reward our shareholders with cash dividends as well as increasing share appreciation while, at the same time, maintaining our strong financial position. We believe the dividend program helps us accomplish these goals.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, recreational vehicles, computers, small engines and the defense market.
                                      # # #

For additional information:

Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763/428-4308

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The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company's ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company's filings with the Securities and Exchange Commission.
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